                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant /X/

      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED
                 BY RULE 14A-6(CASE,E)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-12

                                               SONUS NETWORKS,
                                       INC.
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ------------------------------------------------------------
           (2)  Aggregate number of securities to which transaction applies:
                ------------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ------------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ------------------------------------------------------------
           (5)  Total fee paid:
                ------------------------------------------------------------

/ /        Fee paid previously with preliminary materials.

           Check box if any part of the fee is offset as provided by
/ / Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           (1)  Amount Previously Paid:
                ------------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ------------------------------------------------------------
           (3)  Filing Party:
                ------------------------------------------------------------
           (4)  Date Filed:
                ------------------------------------------------------------

[LOGO]

                              SONUS NETWORKS, INC.
                                5 CARLISLE ROAD
                               WESTFORD, MA 01886

                                                                  March 29, 2002

Dear Shareholder:

    We cordially invite you to attend Sonus' annual shareholders meeting. The meeting will be held on Thursday, May 2, 2002, at 9:00 a.m., local time at The Westford Regency, 219 Littleton Road in Westford, Massachusetts.

    The Notice of Annual Meeting and Proxy Statement accompanying this letter describes the business to be acted upon at the meeting. Our Annual Report for 2001 is also enclosed. To ensure that your shares are represented at the meeting, you are urged to vote as described in the accompanying notice.

    Thank you for your support of Sonus.
Sincerely,

[/S/ RUBIN GRUBER]                             [/S/ HASSAN AHMED]
Rubin Gruber                                   Hassan M. Ahmed
Chairman of the Board of Directors             President and Chief Executive Officer

--------------------------------------------------------------------------------

    THE NOTICE OF MEETING AND PROXY STATEMENT AND ACCOMPANYING PROXY CARD ARE BEING DISTRIBUTED ON OR ABOUT MARCH 29, 2002.

[LOGO]

                              SONUS NETWORKS, INC.
                                5 CARLISLE ROAD
                               WESTFORD, MA 01886
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 2, 2002

To the Shareholders of Sonus Networks, Inc.:

    The 2002 Annual Meeting of Shareholders of Sonus Networks, Inc., will be held on Thursday, May 2, 2002 at 9:00 a.m., local time, at The Westford Regency, 219 Littleton Road, Westford, Massachusetts 01886. At the meeting we will:

    1.  Elect two (2) directors to each serve for three-year terms; and

    2. Transact any other business that may properly come before the meeting or any adjournments thereof.

    Shareholders who owned shares of Sonus common stock of record at the close of business on March 22, 2002 are entitled to attend and vote at the meeting. If you cannot attend, you may vote by telephone or by using the Internet as instructed on the enclosed Proxy Card or by mailing the Proxy Card in the enclosed postage-paid envelope. Any shareholder attending the meeting may vote in person, even if you have already voted on the proposal described in this proxy statement. A complete list of Sonus' shareholders will be available at the corporate offices at 5 Carlisle Road, Westford, Massachusetts 01886 prior to the meeting.

                                          By Order of the Board of Directors,

                                          /s/ Michael G. Hluchyj
                                          Secretary

Westford, Massachusetts
March 29, 2002

--------------------------------------------------------------------------------

    A COPY OF YOUR PROXY CARD AND PICTURE IDENTIFICATION WILL BE REQUIRED TO ENTER THE MEETING. CAMERAS AND RECORDING EQUIPMENT WILL NOT BE PERMITTED AT THE MEETING.

    WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED STAMPED ENVELOPE OR VOTE ELECTRONICALLY VIA THE INTERNET OR VOTE BY TELEPHONE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES AT THE ANNUAL MEETING. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

                              SONUS NETWORKS, INC.
                                PROXY STATEMENT

                   INFORMATION CONCERNING SOLICITATION AND VOTING

    Our Board of Directors is soliciting proxies for the 2002 Annual Meeting of Shareholders. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

    Voting materials, which include this Proxy Statement, a Proxy Card and our 2001 Annual Report to Shareholders, were mailed to shareholders on or about March 29, 2002. Our principal executive offices are located at 5 Carlisle Road, Westford, Massachusetts 01886. Our telephone number is (978) 692-8999.

                             QUESTIONS AND ANSWERS

Q: Who may vote at the meeting?

A: The Board set March 22, 2002 as the record date for the meeting. All shareholders who owned Sonus common stock of record at the close of business on March 22, 2002 may attend and vote at the meeting. Each shareholder is entitled to one vote for each share of common stock held on all matters to be voted on. On March 22, 2002, 204,675,407 shares of Sonus common stock were outstanding.

Q. How many votes does Sonus need to be present at the meeting?

A: A majority of Sonus' outstanding shares of common stock as of the record date must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. Shares are counted as present at the meeting if you:

    - are present and vote in person at the meeting; or

    - have properly submitted a Proxy Card or voted by telephone or by using the Internet.

Q: What proposal will be voted on at the meeting?

A: There is one proposal scheduled to be voted on at the meeting:

    - Election of two (2) directors to each serve for three-year terms.

Q: What is the voting requirement to approve the proposal?

A: In Proposal One for the election of the directors, those two nominees who receive the highest number of affirmative "FOR" votes of the shares present or represented and entitled to vote at the annual meeting will be elected.

Q: How are the votes counted?

A: In the election of directors, you may vote "FOR" all of the nominees or your vote may be "WITHHELD" with respect to one or more of the nominees. If you just sign your Proxy Card with no further instructions, your shares will be counted as a vote "FOR" each director. If you do not vote and you hold your shares in a brokerage account in your broker's name (this is called "street name"), your broker will have discretionary authority to vote your shares "FOR" each director or to withhold votes for each or every director. These shares will be counted for the purpose of establishing a quorum for the meeting. Voting results will be tabulated and certified by our transfer agent, American Stock Transfer & Trust Company.

Q: How may I vote my shares in person at the meeting?

A: Shares held directly in your name as the shareholder of record may be voted in person at the meeting. If you choose to attend the meeting, please bring the enclosed Proxy Card and proof of identification for entrance to the meeting. If you hold your shares in street name, you must request a legal proxy from your stockbroker in order to vote at the meeting.

Q: How can I vote my shares without attending the meeting?

A: Whether you hold shares directly as a shareholder of record or beneficially in street name, you may vote without attending the meeting. You may vote by granting a proxy, or for shares held in street name, by submitting voting instructions to your stockbroker or nominee. In most cases, you will be able to do this by telephone, using the Internet or by mail. Please refer to the summary instructions included on your Proxy Card. For shares held in street name, the voting instruction card will be included by your stockbroker or nominee.

    BY TELEPHONE OR THE INTERNET--If you have telephone or Internet access, you may submit your proxy from anywhere in the world by following the instructions on the Proxy Card.

    BY MAIL--You may submit your proxy by mail by signing your Proxy Card or, for shares held in street name, by following the voting instruction card included by your stockbroker or nominee and mailing it in the enclosed, postage-paid envelope. If you provide specific voting instructions, your shares will be voted as you have instructed.

Q: How can I change my vote after I return my Proxy Card?

A: You may revoke your proxy and change your vote at any time before the final vote at the meeting. You may do this by signing and submitting a new Proxy Card with a later date, voting by telephone or using the Internet as instructed above (your latest telephone or Internet proxy is counted) or by attending the meeting and voting in person. Attending the meeting will not revoke your proxy unless you specifically request it.

Q: What is Sonus' voting recommendation?

A: Our Board of Directors recommends that you vote your shares "FOR" each of the nominees to the Board.

Q: Where can I find the voting results of the meeting?

A: The preliminary voting results will be announced at the meeting. The final results will be published in our quarterly report on Form 10-Q for the second quarter of fiscal 2002.

                                  PROPOSAL ONE
                             ELECTION OF DIRECTORS

    Sonus' Board of Directors consists of five members and is divided into three classes of directors serving staggered three-year terms. Directors for each class are elected at the annual meeting of shareholders held in the year in which the term for their class expires. The term for two directors, Hassan M. Ahmed and Paul J. Severino, will expire at this 2002 Annual Meeting. Each nominee is presently a director of Sonus. Messrs. Ahmed and Severino, if elected, will each serve a three-year term until Sonus' annual meeting in 2005 or until their respective successors are elected and qualified. Each of the nominees has consented to serve a new three-year term. There are no family relationships among our executive officers and directors.

VOTE REQUIRED

    The two persons receiving the highest number of votes represented by outstanding shares of common stock present or represented by proxy and entitled to vote will be elected.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION TO THE BOARD OF DIRECTORS OF EACH OF THE FOLLOWING NOMINEES.

NOMINEES FOR A THREE-YEAR TERM EXPIRING IN 2005.

    HASSAN M. AHMED has been our President and Chief Executive Officer and a member of our Board of Directors since November 1998. From July 1998 to
November 1998, Mr. Ahmed was Executive Vice President and General Manager of the Core Switching Division of Ascend Communications, Inc., a provider of wide area network switches and access data networking equipment, and from July 1997 until July 1998 was a Vice President and General Manager of the Core Switching Division. From June 1995 to July 1997, Mr. Ahmed was Chief Technology Officer and Vice President of Engineering for Cascade Communications Corp., a provider of wide area network switches. From 1993 until June 1995, Mr. Ahmed was a founder and President of WaveAccess, Inc., a supplier of wireless communications. Prior to that, he was an Associate Professor at Boston University, Engineering Manager at Analog Devices, a chip manufacturer, and director of VSLI Systems at Motorola Codex, a supplier of communications equipment. Mr. Ahmed holds a B.S. and M.S. in engineering from Carleton University and a Ph.D. in engineering from Stanford University.

    PAUL J. SEVERINO has been a Director since March 1999. Mr. Severino is a private investor. From 1994 to October 1996, he was Chairman of Bay
Networks, Inc. after its formation from the merger of Wellfleet
Communications, Inc. and Synoptics Communications, Inc. Prior to that, he was a founder, President and Chief Executive Officer of Wellfleet
Communications, Inc. He also serves on the Board of Directors of MCK Communications, Inc., Media 100, Inc., and Silverstream Software, Inc.
Mr. Severino has a B.S. in engineering from Rensselaer Polytechnic Institute.

DIRECTOR WHOSE TERM WILL EXPIRE IN 2003.

    EDWARD T. ANDERSON has been a Director since November 1997. Mr. Anderson has been managing general partner of North Bridge Venture Partners, a venture capital firm, since 1994. Previously, he was a general partner of ABS Ventures, the venture capital affiliate of Alex Brown & Sons. He has an M.F.A. from the University of Denver and an M.B.A. from Columbia University.

DIRECTORS WHOSE TERM WILL EXPIRE IN 2004.

    PAUL J. FERRI has been a Director since November 1997. Mr. Ferri has been a general partner of Matrix Partners, a venture capital firm, since 1982. He also serves on the Board of Directors of Sycamore Networks, Inc. Mr. Ferri has a B.S. in engineering from Cornell University, an M.S. in engineering from Polytechnic Institute of New York and an M.B.A. from Columbia University.

    RUBIN GRUBER is one of our founders and has been a Director since
November 1997 and Chairman of our Board of Directors since November 1998. From November 1997 until November 1998, Mr. Gruber was our President. Before founding Sonus, Mr. Gruber was a founder of VideoServer, Inc., now Ezenia!, Inc., a manufacturer of videoconference network equipment, and from February 1992 until September 1996 served as Vice President of Business Development. Previously,
Mr. Gruber was a founder and served as President of both Cambridge Telecommunications, Inc., a manufacturer of networking equipment, and Davox Corporation, a developer of terminals supporting voice and data applications, and served as a Senior Vice President of Bolt, Beranek and Newman Communications Corporation, a subsidiary of Bolt, Beranek and Newman, Inc., a manufacturer of data communications equipment. Mr. Gruber also serves on the Board of Directors of the International Softswitch Consortium. Mr. Gruber holds a B.Sc. in mathematics from McGill University and an M.A. in mathematics from Wayne State University.

BOARD OF DIRECTORS AND COMMITTEES

    The Board of Directors held five regular meetings during 2001. Each director attended at least 75% of all board and applicable committee meetings during 2001. The Board of Directors has two standing committees, the Audit Committee and the Compensation Committee. Each of these committees is composed entirely of non-employee directors. The Board of Directors does not have a nominating committee or a committee serving a similar function; instead the Board of Directors acts as a whole on such matters.

    The Compensation Committee, which consists of Messrs. Ferri and Severino, establishes and monitors policies governing the compensation of executive officers. The Committee reviews the performance and determines salaries and incentive compensation for executive officers, and makes restricted stock or option awards to those individuals. In addition, the Committee administers stock plans and other incentive and benefit plans of Sonus. There was one meeting of the Compensation Committee during 2001, and the Committee acted periodically by written consent during the year.

    The Audit Committee, which consists of Messrs. Anderson, Ferri and Severino, reviews the professional services provided by our independent auditors, the independence of our auditors from our management, our annual financial statements and our system of internal accounting controls. The Audit Committee also reviews other matters with respect to our accounting, auditing and financial reporting practices and procedures as it may find appropriate or may be brought to its attention. The members of the Audit Committee are all independent, as defined in the National Association of Securities Dealers' listing standards. There were five meetings of the Audit Committee during 2001. For additional information concerning the Audit Committee, please see the section captioned "Audit Committee Report."

DIRECTOR COMPENSATION

    We do not currently compensate our directors in cash for their service as members of the Board of Directors, although they may be reimbursed for reasonable out-of pocket expenses incurred in connection with attendance at Board of Director or committee meetings. Under our Amended and Restated 1997 Stock Incentive Plan (the "Plan"), directors are eligible to receive stock option grants or restricted stock awards at the discretion of the Board of Directors or other administrator of the Plan. Please see the section captioned "Certain Transactions" for information about option grants to our directors in 2001.

                 EXECUTIVE COMPENSATION AND RELATED INFORMATION

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee establishes and monitors policies governing the compensation of executive officers. The Committee reviews the performance and determines salaries and incentive compensation for executive officers, and makes restricted stock or option awards to those individuals.

    COMPENSATION PHILOSOPHY. Compensation policies for Sonus' executive officers are designed to offer compensation opportunities that attract highly talented executives, motivate individuals to perform at their highest levels, reward outstanding initiative and achievement, and retain those individuals with the leadership abilities and skills necessary to build long-term shareholder value. Sonus' executive compensation program has three major components:
(i) base salary, (ii) cash-based incentives, and (iii) equity-based incentives.

    BASE SALARY. At the beginning of fiscal 2001, base salaries for executive officers were increased to begin to align them with salaries for similar positions at comparable companies in our industry. However, base salaries generally remain below the level of comparable companies, consistent with the Committee's objective to attract, retain and motivate executive officers primarily through long-term, equity-based incentives. The Committee intends to continue to adjust compensation appropriately in order to attract and retain superior executive talent.

    CASH-BASED INCENTIVES. Sonus made a discretionary bonus award to the chief executive officer in 2001 based upon his performance. The Committee believes that a significant portion of each executive officer's compensation should be tied to the achievement by Sonus of its financial goals and by each executive officer of his or her individual objectives. Accordingly, cash-based incentives are expected to represent an increasingly substantive part of total compensation for Sonus' executives.

    EQUITY-BASED INCENTIVES. The Committee strongly believes in awarding stock options and restricted stock to Sonus' executive officers to tie executive officer compensation directly to the long-term success of Sonus and increases in shareholder value. In determining the size of the stock option grants awarded to each executive officer, the Committee takes into account the executive officer's position with Sonus, the executive officer's past performance, the executive's anticipated contribution to meeting Sonus' long-term goals, and industry practices and norms. Long-term incentives granted in prior years and existing levels of stock ownership are also taken into consideration.

    During fiscal 2001, the Committee granted stock options to the executive officers at an exercise price equal to the fair market value on the date of grant. The options vest over a four-year period, subject to certain acceleration of vesting upon a change in control of Sonus.

    CHIEF EXECUTIVE OFFICER COMPENSATION. The Chief Executive Officer's compensation generally is based on the same policies and criteria as the other executive officers. In fiscal 2001, Mr. Ahmed's base salary was increased, but remains well below the level of many comparable companies. During 2001, Mr. Ahmed received a cash bonus for his performance in fiscal 2001, and a stock option award. The Compensation Committee expects to adjust Mr. Ahmed's salary and cash-based incentives in the future based upon comparative compensation of chief executive officers of companies of similar magnitude, complexity and scope of responsibility, and other factors, which may include the financial performance of Sonus and Mr. Ahmed's success in meeting strategic goals.

    POLICY ON DEDUCTIBILITY OF EXECUTIVE COMPENSATION. The Committee does not believe Section 162(m) of the Internal Revenue Code of 1986, as amended, which disallows a tax deduction for certain compensation in excess of $1 million, will likely have an effect on Sonus in the near future. The Committee believes that stock options granted under Sonus' 1997 Stock Incentive Plan meet the exception for qualified performance-based compensation in accordance with Internal Revenue Code

Regulations, so that amounts otherwise deductible with respect to these options will not count toward the $1 million deduction limit. The Committee's general policy is to take into account the deductibility of compensation in determining the type and amount of compensation payable to executive officers.

                                          Submitted by,
                                          COMPENSATION COMMITTEE:
                                          Paul J. Ferri
                                          Paul J. Severino

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    No interlocking relationship exists between any member of our Board of Directors or our Compensation Committee and any member of the Board of Directors or Compensation Committee of any other company, and none of these interlocking relationships have existed in the past. In May 2001, we granted options to purchase 10,000 shares of common stock to each of Messrs. Ferri and Severino at an exercise price of $29.00 per share under the Plan.

                             AUDIT COMMITTEE REPORT

    The Audit Committee reviews the financial reporting process, the system of internal controls and the audit process. The Audit Committee operates pursuant to a written charter which has been approved by the Board of Directors, a copy of which was filed as an exhibit to Sonus' definitive proxy statement for the 2001 Annual Meeting of Shareholders, which was filed with the Securities and Exchange Commission on April 20, 2001.

    Management is responsible for the preparation, presentation and integrity of Sonus' consolidated financial statements, the selection of appropriate accounting and financial reporting principles, and for the maintenance of internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors, Arthur Andersen LLP are responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards. The Audit Committee periodically meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of Sonus' internal controls and the overall quality of Sonus' financial reporting.

    The Audit Committee has reviewed and discussed Sonus' audited consolidated financial statements with management and the independent auditors. The Audit Committee has also discussed with Arthur Andersen LLP the matters required to be discussed by Statement of Auditing Standards No. 61, COMMUNICATION WITH AUDIT COMMITTEES. The Audit Committee has discussed with Arthur Andersen LLP the auditors' independence from Sonus and its management and has received from Arthur Andersen LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1, INDEPENDENCE DISCUSSIONS WITH AUDIT COMMITTEES. The Committee also considered whether the non-audit services performed by Arthur Andersen LLP are compatible with maintaining the auditors' independence.

    Based on the review and discussions noted above, the Audit Committee recommended to the Board of Directors, and the Board has approved, the inclusion of the audited consolidated financial statements in Sonus' Annual Report on Form 10-K for the year ended December 31, 2001, for filing with the Securities and Exchange Commission.

                                          Submitted by,
                                          AUDIT COMMITTEE:
                                          Edward T. Anderson
                                          Paul J. Ferri
                                          Paul J. Severino

    FEES BILLED TO SONUS BY ARTHUR ANDERSEN LLP DURING FISCAL YEAR ENDED DECEMBER 31, 2001

AUDIT FEES

    For the audit of the consolidated financial statements for the fiscal year ended December 31, 2001 and for the review of the consolidated financial statements included in Sonus' quarterly filings on Form 10-Q, the aggregate fees billed to Sonus by Arthur Andersen LLP totaled $92,000.

ALL OTHER FEES

    For non-audit services, which include fees for business acquisitions including our acquisition of telecom technologies, inc., or TTI, tax planning and compliance services, and participation in various filings with the Securities and Exchange Commission, the aggregate fees billed to Sonus by Arthur Andersen LLP totaled $480,000.

FINANCIAL INFORMATION SYSTEM DESIGN AND IMPLEMENTATION FEES

    During the year ended December 31, 2001, Arthur Andersen LLP did not provide any services to Sonus relating to financial information systems design and implementation.

                      APPOINTMENT OF INDEPENDENT AUDITORS

    In the prior year, the Audit Committee recommended the appointment of independent auditors to the Board of Directors, which in turn recommended ratification of such appointment by our shareholders. Arthur Andersen LLP has served as our independent auditor since 1998 and is familiar with Sonus' business affairs, financial controls and accounting procedures. However, in light of recent public events surrounding Arthur Andersen LLP, the Audit Committee and management of Sonus are not prepared to request that our shareholders ratify the appointment of independent auditors to audit Sonus' financial statements for fiscal 2002. While we are continuing to work with Arthur Andersen LLP as our independent auditor for the financial statement review for the first quarter of fiscal 2002, the Audit Committee will continue to monitor the situation carefully and gather additional information. The Audit Committee intends to make a decision with respect to the appointment of independent auditors for fiscal 2002 that we believe to be in the best interests of Sonus and its shareholders.

EXECUTIVE OFFICERS AND DIRECTORS

    The following table sets forth our executive officers and directors, their respective ages and positions as of January 31, 2002:

NAME                                     AGE      POSITION
----                                   --------   --------
Rubin Gruber.........................  57         Chairman of the Board of Directors
Hassan M. Ahmed......................  44         President, Chief Executive Officer and Director
Terri A. Griffin.....................  40         Vice President of Marketing
Michael G. Hluchyj...................  47         Chief Technology Officer, Vice President and Secretary
Paul R. Jones........................  52         Vice President of Engineering
Jeffrey Mayersohn....................  50         Vice President of Customer Support and Professional
                                                  Services
Stephen J. Nill......................  50         Chief Financial Officer, Vice President of Finance and
                                                    Administration and Treasurer
Gary A. Rogers.......................  46         Vice President of Worldwide Sales
Frank T. Winiarski...................  59         Vice President of Manufacturing
Edward T. Anderson (1)...............  52         Director
Paul J. Ferri (1)(2).................  63         Director
Paul J. Severino (1)(2)..............  55         Director

------------------------

(1) Member of audit committee.

(2) Member of compensation committee.

RUBIN GRUBER--See "PROPOSAL ONE--ELECTION OF DIRECTORS" for Mr. Gruber's background.

HASSAN M. AHMED--See "PROPOSAL ONE--ELECTION OF DIRECTORS" for Mr. Ahmed's background.

TERRI A. GRIFFIN has been our Vice President of Marketing since July 2001.
Ms. Griffin was Vice President of Marketing at TTI from November 1998 until June 2001. From November 1996 until November 1998, she was the Director of Marketing at ODS Networks, a leading manufacturer of data networking communications equipment. From September 1990 until October 1996, she was the Director of Marketing at EMASS Inc., a leading developer of automated mixed-media libraries and specialized storage management software. Ms. Griffin holds a B.S. in mathematics from Stephen F. Austin University.

MICHAEL G. HLUCHYJ is one of our founders and has been our Chief Technology Officer and Vice President since November 1997. He also has been our Secretary since our inception, and was our President from August 1997 to November 1997, our Treasurer from inception until March 2000 and a Director from our inception until November 1998. From July 1994 until July 1997, he was Vice President and Chief Technology Officer at Summa Four, Inc., a supplier of switches for carrier networks. Previously, he was Director of Networking Research at Motorola Codex and on the technical staff at AT&T Bell Laboratories. Mr. Hluchyj holds a B.S. in engineering from the University of Massachusetts and an M.S. and a Ph.D. in engineering from the Massachusetts Institute of Technology.

PAUL R. JONES has been our Vice President of Engineering since June 2000. From February 1997 until May 2000, he was Vice President of Engineering for Indus River Networks, Inc., a developer of virtual private network solutions. From December 1994 until February 1996, he was Chief Operating Officer at Isis Distribution Systems, a wholly owned subsidiary of Stratus Computers. From March 1990 until November 1994, he was Vice President of Engineering at Stratus Computers, Inc., a provider of fault tolerant computer systems and services. Previously, Mr. Jones held senior engineering management positions at Stellar Computers, Inc. and Prime Computer, Inc. Mr. Jones holds an A.B. from Brown University and an M.S. in engineering from the University of Massachusetts.

JEFFREY MAYERSOHN has been our Vice President of Customer Support and Professional Services since July 1999. From March 1998 until July 1999, he was our Vice President of Carrier Relations. From June 1997 to March 1998,
Mr. Mayersohn was a Senior Vice President at GTE Internetworking, an Internet service provider. From January 1995 to June 1997, he was with BBN Corporation, formerly Bolt, Beranek and Newman, Inc., and was a Vice President at the BBN Planet division, an Internet service provider. From 1978 to January 1995, he held a number of positions at Bolt, Beranek and Newman Communications Corporation, including Senior Vice President of Engineering, Senior Vice President responsible for U.S. Government Networks and Vice President of Professional Services. Mr. Mayersohn holds an A.B. in physics from Harvard College and an M.Phil. in physics from Yale University.

STEPHEN J. NILL has been our Chief Financial Officer and Vice President of Finance and Administration since September 1999 and our Treasurer since
March 2000. From June 1994 until August 1999, he was Vice President of Finance and Chief Financial Officer of VideoServer, Inc., now Ezenia!, Inc. Previously, he served as Corporate Controller and Chief Accounting Officer at Lotus Development Corporation, a software supplier. Prior to that, Mr. Nill held various financial positions with Computervision, Inc., a supplier of workstation-based software, International Business Machines Corporation and Arthur Andersen LLP. Mr. Nill has a B.A. in accounting from New Mexico State University and an M.B.A. from Harvard University.

GARY A. ROGERS has been our Vice President of Worldwide Sales since March 1999. From March 1999 to December 2000, Mr. Rogers was also our Vice President of Marketing. From February 1997 to March 1999, Mr. Rogers was Senior Vice President of Worldwide Sales and Operations at Security Dynamics, Inc., now RSA Security, Inc., a supplier of network security products. Previously, he served at Bay Networks, Inc., as Vice President of International Sales from July 1996 to February 1997 and as Vice President of Europe, Middle East and Africa from 1994 until July 1996. Prior to that, he held sales and marketing positions with International Business Machines Corporation. Mr. Rogers holds a B.S. in mathematics from Dartmouth College and an M.B.A. from the University of Chicago.

FRANK T. WINIARSKI has been our Vice President of Manufacturing since
July 1998. From June 1997 until June 1998, he was Vice President of Manufacturing at Net2Net, Inc., a supplier of network analyzers. From June 1992 until June 1997, he was Vice President of Manufacturing at VideoServer, Inc., now Ezenia!, Inc. Previously, Mr. Winiarski was Vice President of Manufacturing at Synernetics, a supplier of local area networks, Vice President of Operations at Ashton-Tate Corporation, a software supplier, and held various positions with Digital Equipment Corporation, a computer equipment manufacturer. Mr. Winiarski holds a B.S. in engineering from the University of Idaho and an M.B.A. from Boston University.

EDWARD T. ANDERSON--See "PROPOSAL ONE--ELECTION OF DIRECTORS" for
Mr. Anderson's background.

PAUL J. FERRI--See "PROPOSAL ONE--ELECTION OF DIRECTORS" for Mr. Ferri's background.

PAUL J. SEVERINO--See "PROPOSAL ONE--ELECTION OF DIRECTORS" for Mr. Severino's background.

BENEFICIAL OWNERSHIP

    The following table sets forth information regarding beneficial ownership of our common stock as of January 31, 2002 by:

    - each person who beneficially owns, to the best of our knowledge, more than 5% of the outstanding shares of our common stock;

    - each of our executive officers listed in the Summary Compensation Table on page 12;

    - each of our directors; and

    - all of our executive officers and directors as a group.

    Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting and investment power with respect to shares. In computing the number of shares beneficially owned by each person named in the following table and the percentage ownership of that person, shares of common stock that are subject to stock options held by those persons that are currently exercisable or exercisable within 60 days of January 31, 2002 are deemed outstanding. These shares are not, however, deemed outstanding for purposes of computing the percentage ownership of any other person.

    Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. The percentage of common stock outstanding as of January 31, 2002 is based on 204,220,958 shares of common stock outstanding on that date. Unless otherwise indicated, the address of each listed shareholder is care of Sonus Networks, Inc., 5 Carlisle Road, Westford, Massachusetts 01886.

                                                              NUMBER OF SHARES    PERCENTAGE
NAME OF BENEFICIAL OWNER                                     BENEFICIALLY OWNED   OUTSTANDING
------------------------                                     ------------------   -----------
EXECUTIVE OFFICERS AND DIRECTORS:
Hassan M. Ahmed (1)........................................       8,037,091           3.9%
Michael G. Hluchyj (2).....................................       5,899,810           2.9%
Rubin Gruber (3)...........................................       3,631,784           1.8%
Gary A. Rogers (4).........................................       1,557,312             *
Stephen J. Nill (5)........................................       1,301,510             *
Edward T. Anderson (6).....................................         559,280             *
Paul J. Severino (7).......................................         555,572             *
Paul J. Ferri (8)..........................................         149,089             *
All executive officers and directors as a group (12
  persons) (9).............................................      24,016,258          11.7%

5% OWNERS:
Putnam Investments, LLC and affiliated entities (10).......      12,642,270           6.2%
Fidelity Management & Research Company (11)................      10,405,070           5.1%

------------------------

*   Less than 1% of the outstanding shares of common stock.

(FOOTNOTES ON FOLLOWING PAGE)

 (1) Includes 3,366,667 shares that are subject to our right to repurchase at cost if Mr. Ahmed ceases to be employed by us and 331,502 options that are currently exercisable. Includes 1,756,000 shares held by family trusts and by his minor children. Mr. Ahmed disclaims beneficial ownership of the shares held by these trusts and his minor children.

 (2) Includes 120,469 shares that are subject to our right to repurchase at cost if Mr. Hluchyj ceases to be employed by us and 361,500 options that are currently exercisable. Includes an aggregate of 1,537,650 shares held by family trusts and by his minor children. Mr. Hluchyj disclaims beneficial ownership of the shares held by these trusts and his minor children.

 (3) Includes 39,579 shares that are subject to our right to repurchase at cost if Mr. Gruber ceases to be employed by us and 406,502 options that are currently exercisable.

 (4) Includes 869,375 shares that are subject to our right to repurchase at cost if Mr. Rogers ceases to be employed by us. Includes 807,910 shares held by a family trust and 12,000 shares held in trust for his minor children.
     Mr. Rogers disclaims beneficial ownership of the shares held by these trusts.

 (5) Includes 871,875 shares that are subject to our right to repurchase at cost if Mr. Nill ceases to be employed by us and 54,000 options that are currently exercisable. Includes 340,000 shares held by a family trust, of which Mr. Nill disclaims beneficial ownership.

 (6) Composed of 493,696 shares held by Mr. Anderson, 65,584 shares held by family trusts and includes 15,625 shares that are subject to our right to repurchase at cost if Mr. Anderson ceases to serve as one of our directors. Mr. Anderson disclaims beneficial ownership of the shares held by these trusts. The address of Mr. Anderson is in care of North Bridge Ventures L.P., 950 Winter Street, Suite 4600, Waltham, MA 02451.

 (7) Includes 15,625 shares that are subject to our right to repurchase at cost if Mr. Severino ceases to serve as one of our directors. Includes 51,000 shares held for the benefit of Mr. Severino's minor child under the Massachusetts Uniform Transfer to Minors Act.

 (8) Includes 15,625 shares which are subject to our right to repurchase at cost if Mr. Ferri ceases to serve as one of our directors. The address of Mr. Ferri is in care of Matrix V Management Co., L.L.C., 1000 Winter Street, Suite 4500, Waltham, MA 02451.

 (9) Includes 6,059,322 shares that are subject to our right to repurchase at cost if our executive officers cease to be employed by us or our directors cease to serve as directors and 1,447,657 options that are currently exercisable.

 (10) According to a Schedule 13G filed on February 15, 2002, Putnam Investments, LLC. ("PI"), a wholly owned subsidiary of Marsh & McLennan Companies, Inc., was the beneficial owner of 12,642,270 shares of common stock, and two wholly owned subsidiaries of PI were the beneficial owners of such shares as follows: (i) Putnam Investment Management, LLC. ("PIM") was the beneficial owner of 11,945,320 shares of common stock in its capacity as investments adviser to the Putnam family of mutual funds; and
      (ii) The Putnam Advisory Company, LLC. ("PAC") was the beneficial owner of 696,950 shares of common stock in its capacity as investment adviser to Putnam's institutional clients. Both PIM and PAC have dispository power over the shares as investment managers, but the trustees of each mutual fund have voting power over the shares held by each fund, and PAC has shared voting power over the shares held by the institutional clients.

 (11) According to a Schedule 13G filed on February 14, 2002, Fidelity Management & Research Company ("Fidelity") a wholly owned subsidiary of FMR Corp., was the beneficial owner of 10,405,070 shares of common stock in its capacity as investment advisor to various registered investment companies (the power to vote such shares resides solely with the boards of trustee of these Fidelity Funds, while the power to dispose of such shares resides with Edward C. Johnson 3rd, FMR Corp., Fidelity and the Fidelity Funds). Edward C. Johnson 3rd is chairman of FMR Corp., Abigail P. Johnson is a director of FMR Corp. and members of the Johnson family may be deemed to form a controlling group with respect to FMR Corp.

                             EXECUTIVE COMPENSATION

    The following table sets forth, for the years ended December 31, 2001, 2000 and 1999, the compensation earned by the Chairman of our Board of Directors, our Chief Executive Officer, and the other three most highly compensated executive officers who received annual compensation in excess of $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                                                     LONG-TERM
                                                                                                COMPENSATION AWARDS
                                                               ANNUAL COMPENSATION           -------------------------
                                                        ----------------------------------   RESTRICTED    SECURITIES
                                                                               ALL OTHER       STOCK       UNDERLYING
NAME AND PRINCIPAL POSITION                    YEAR      SALARY     BONUS     COMPENSATION   AWARDS(5)    OPTIONS/SARS
---------------------------                  --------   --------   --------   ------------   ----------   ------------
Rubin Gruber...............................    2001     $175,000   $    --      $     --     $     --       320,000
  Chairman of the Board of Directors           2000      150,000        --            --            0(6)    888,000
                                               1999      150,000        --            --           --            --

Hassan M. Ahmed............................    2001      175,000    75,000        38,000(2)        --       640,000
  President and Chief Executive Officer        2000      150,000    75,000       313,000(2)         0(6)    813,000
                                               1999      150,000    75,000        36,417(2)        --            --

Michael G. Hluchyj.........................    2001      175,000        --            --           --       240,000
  Chief Technology Officer, Vice President     2000      150,000        --            --           --       723,000
  and Secretary                                1999      150,000        --            --           --            --

Stephen J. Nill............................    2001      175,000        --            --           --       150,000
  Chief Financial Officer, Vice President      2000      150,000        --        50,000(3)         0(6)    138,000
  of Finance and Administration and            1999       43,269(1)      --           --            0(7)         --
  Treasurer

Gary A. Rogers.............................    2001      144,940        --        68,762(4)        --        70,000
  Vice President of Worldwide Sales            2000      144,940        --       605,832(4)         0(6)     39,000
                                               1999      111,371(1)      --       99,107(4)         0(7)         --

--------------------------

(1) Represents the total amount of compensation received in fiscal 1999 for the portion of the year during which the listed individual was one of our executive officers. Messrs. Rogers and Nill joined us in March and September of 1999, respectively.

(2) Represents amounts due in connection with original employment, including in 2000, $275,000 due upon the completion of our initial public offering.

(3) Represents amounts due upon completion of one year of service.

(4) Represents commission income.

(5) On December 31, 2001, the remaining number of shares of restricted common stock held by the above executive officers that had not vested and the value of this stock as of December 31, 2001, was as follows: Mr. Gruber: 136,941 shares, $632,484; Mr. Ahmed: 3,526,999 shares, $16,177,168; Mr. Hluchyj:
    240,938 shares, $1,113,099; Mr. Nill: 900,000 shares, $4,098,000; and
    Mr. Rogers: 904,313 shares, $4,117,636. The value is based on the fair market value of Sonus' common stock on December 31, 2001 of $4.62 per share less the purchase price paid. The holders of these shares of restricted common stock will be entitled to receive any dividends we pay on our common stock.

------------------------

(FOOTNOTES CONTINUED ON FOLLOWING PAGE)

(6) In March 2000, we sold shares of restricted common stock to the above executive officers as follows: Mr. Gruber: 75,000 shares; Mr. Ahmed: 150,000 shares; Mr. Nill: 30,000 shares; and Mr. Rogers: 150,000 shares. These shares of restricted common stock are subject to our right to repurchase at $3.33 per share, the then current fair market value of the common stock as determined by our Board of Directors. Our repurchase rights generally lapse one year from the date of the purchase. There was no public trading market for the common stock in March 2000. Our Board of Directors determined the fair market value of the common stock based on various factors including the illiquid nature of an investment in our common stock, our historical performance, the preferences, including liquidation and redemption of our outstanding redeemable convertible preferred stock, our future prospects and the prices of our securities sold to third parties in arm's-length transactions.

(7) In April and September of 1999, we sold 1,875,000 and 1,687,500 shares of restricted common stock to Messrs. Rogers and Nill, respectively, subject to our right to repurchase at $0.07 per share, the then-current fair market value of the common stock as determined by our Board of Directors. Our repurchase right lapses as to 20% of the shares one year from the date Messrs. Rogers and Nill each commenced employment and thereafter lapses as to an additional 1.6667% of the shares for each month of employment. There was no public trading market for the common stock in April and September of 1999. Our Board of Directors determined the fair market value of the common stock based on various factors including the illiquid nature of an investment in our common stock, our historical performance, the preferences, including liquidation and redemption of our outstanding redeemable convertible preferred stock, our future prospects and the prices of our securities sold to third parties in arm's-length transactions.

                       OPTION GRANTS IN LAST FISCAL YEAR

    The Option Grant Table below sets forth hypothetical gains or "option spreads" for the options at the end of their respective ten-year terms, as calculated in accordance with the rules of the Securities and Exchange Commission. Each gain is based on an arbitrarily assumed annualized rate of compound appreciation of the market price at the date of grant of 5% and 10% from the date the option was granted to the end of the option term. Actual gains, if any, on option exercises are dependent on the future performance of our common stock and overall market conditions.

                                                 PERCENT OF                              POTENTIAL REALIZABLE VALUE AT
                                     NO. OF     TOTAL OPTIONS                               ASSUMED ANNUAL RATES OF
                                   SECURITIES    GRANTED TO                                  STOCK APPRECIATION FOR
                                   UNDERLYING     EMPLOYEES     EXERCISE                         OPTION TERM(4)
                                    OPTIONS        DURING       PRICE PER   EXPIRATION   ------------------------------
NAME                               GRANTED(1)     PERIOD(2)     SHARE(3)       DATE           5%              10%
----                               ----------   -------------   ---------   ----------   -------------   --------------
Hassan M. Ahmed..................    640,000         9.9%        $13.88      4/3/2011     $5,584,584      $14,152,433
Rubin Gruber.....................    320,000         4.9          13.88      4/3/2011      2,792,292        7,076,217
Michael G. Hluchyj...............    240,000         3.7          13.88      4/3/2011      2,094,219        5,307,162
Stephen J. Nill..................    150,000         2.3          13.88      4/3/2011      1,308,887        3,316,976
Gary A. Rogers...................     70,000         1.1          13.88      4/3/2011        610,814        1,547,922

------------------------

(1) Options vest 25% one year from the date of grant and thereafter an additional 2.0833% for each month of employment.

(2) Based on an aggregate of 6,466,196 options granted by Sonus, including those granted to the executive officers named in the Summary Compensation Table during the fiscal year ended December 31, 2001.

(3) Options were granted with an exercise price equal to the fair market value of our common stock.

------------------------

(FOOTNOTES CONTINUED ON FOLLOWING PAGE)

(4) The potential realizable value is calculated based on (a) the ten-year term of the option at its time of grant; (b) the assumption that the closing price for the common stock on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option; and
    (c) the assumption that the option is exercised and sold on the last day of its term for the appreciated stock price.

                         FISCAL YEAR END OPTION VALUES

    The following table presents the value of unexercised stock options as of December 31, 2001, held by our executive officers listed in the Summary Compensation Table. No options were exercised during fiscal year 2001 by any of these executive officers.

                                                    NUMBER OF SECURITIES
                                                   UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                         OPTIONS AT              IN-THE-MONEY OPTIONS AT
                                                      DECEMBER 31, 2001           DECEMBER 31, 2001(1)
                                                 ---------------------------   ---------------------------
NAME                                             EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                             -----------   -------------   -----------   -------------
Hassan M. Ahmed................................    271,314       1,181,686       $349,092       $696,971
Rubin Gruber...................................    346,314         861,686        445,592        696,971
Michael G. Hluchyj.............................    316,314         646,686        406,992        523,271
Stephen J. Nill................................     43,500         244,500         55,970        121,590
Gary A. Rogers.................................         --         109,000             --         50,180

------------------------

(1) The value of in-the-money options is based on the closing price of our common stock on December 31, 2001 of $4.62 per share, minus the per share exercise price, multiplied by the number of shares underlying the option.

                              CERTAIN TRANSACTIONS

    In April 2001, we granted options to purchase shares of our common stock to our executive officers under the Plan, each at an exercise price of $13.88 per share, as listed below:

                                                                NUMBER
                                                              OF OPTIONS
NAME                                                           GRANTED
----                                                          ----------
Hassan M. Ahmed.............................................    640,000
Rubin Gruber................................................    320,000
Michael G. Hluchyj..........................................    240,000
Stephen J. Nill.............................................    150,000
Jeffrey Mayersohn...........................................     75,000
Gary A. Rogers..............................................     70,000
Paul R. Jones...............................................     70,000
Frank T. Winiarski..........................................     25,000

    In May 2001, we granted options to purchase shares of our common stock to our non-employee directors, under the Plan, each at an exercise price of $29.00 per share, as listed below:

                                                                NUMBER
                                                              OF OPTIONS
NAME                                                           GRANTED
----                                                          ----------
Edward T. Anderson..........................................     10,000
Paul J. Ferri...............................................     10,000
Paul J. Severino............................................     10,000

    In October 2001, we granted an option to purchase 150,000 shares of our common stock to Terri A. Griffin, our Vice President of Marketing, under our Plan, at an exercise price of $2.60 per share.

    The options described in the preceding paragraphs vest over a four-year period with 25% of the number of options vesting one year from the date of grant and monthly thereafter at the rate of 2.0833% for each month of employment or service completed by the executive officer or non-employee director.

AGREEMENTS WITH EXECUTIVE OFFICERS

    On November 4, 1998, in connection with the issuance of restricted common stock, we loaned $257,000 to Hassan M. Ahmed, our President and Chief Executive Officer. The loan was secured by 7,710,000 shares of our restricted common stock and bore interest at 8% per year. As of March 31, 2001, the loan has been fully repaid.

    We believe that the transaction set forth above was made on terms no less favorable to us than could have been obtained from unaffiliated third parties. All future transactions, including loans between us and our officers, directors, principal shareholders and their affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested directors on the Board of Directors, and will be on terms no less favorable to us than could be obtained from unaffiliated third parties.

    In January 2001, in connection with our acquisition of TTI, we entered into an employment agreement with Anousheh Ansari, formerly the Chairman and Chief Executive Officer of TTI, whereby Ms. Ansari became a Sonus senior executive with the title of Vice President and General Manager of our INtelligentIP Division. In December 2001, Ms. Ansari's employment with Sonus was terminated. Ms. Ansari was paid a lump sum amount equal to her annual salary for the period through December 31, 2002, the term of her original employment agreement. In addition, restrictions associated with 550,000 shares of common stock have been removed and approximately 1,365,000 shares of common stock pledged under her employment agreement have been released.

                            STOCK PERFORMANCE GRAPH

    The following performance graph show the twenty-month cumulative total shareholder return assuming the investment of $100 on May 25, 2000, the date of Sonus' initial public offering, through December 31, 2001 in Sonus common stock, the Nasdaq Composite Index and the Nasdaq Telecommunications Index. The performance shown is not necessarily indicative of future performance.

          EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                                                       NASDAQ           NASDAQ
                                                            SONUS     COMPOSITE   TELECOMMUNICATIONS
                                                            STOCK       INDEX           INDEX
                                                           --------   ---------   ------------------
May 24, 2000.............................................  $100.00     $100.00         $100.00
Jun. 30, 2000............................................   312.63      123.73          123.26
Sep. 29, 2000............................................   250.25      114.58          103.33
Dec. 29, 2000............................................   150.00       77.07           65.61
Mar. 30, 2001............................................   118.54       57.41           46.44
Jun. 29, 2001............................................   138.78       67.40           44.05
Sep. 28, 2001............................................    17.82       46.76           28.75
Dec. 28, 2001............................................    27.45       60.85           33.50

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    To the knowledge of Sonus, based solely on a review of the copies of reports furnished to Sonus, Sonus believes that during the year ended December 31, 2001, its directors, executive officers and greater than 10% shareholders complied with all Section 16(a) filing requirements, with the exception of Ms. Ansari, whose Form 4 for the month of December 2001 was delinquent.

PROPOSALS AND NOMINATIONS BY SHAREHOLDERS

    Shareholders who wish to present proposals for inclusion in Sonus' proxy materials for the 2003 Annual Meeting of Shareholders may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934 and Sonus' by-laws. To be eligible, shareholder proposals must be received at Sonus' corporate headquarters in Westford, Massachusetts by the Secretary of Sonus on or before November 29, 2002.

OTHER MATTERS

    The Board of Directors knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors may recommend.

    Copies of our Annual Report on Form 10-K for the fiscal year ended
December 31, 2001 are available without charge to each shareholder, upon written request to the Investor Relations department at our principal executive offices at 5 Carlisle Road, Westford, MA 01886.

    We will pay the costs of soliciting proxies from shareholders. Directors, executive officers and regular employees may solicit proxies, either personally or by telephone, on behalf of Sonus, without additional compensation, other than the time expended and telephone charges in making such solicitations.

                                          By Order of the Board of Directors,

                                          /s/ Michael G. Hluchyj
                                          Secretary

Westford, Massachusetts
March 29, 2002

                              SONUS NETWORKS, INC.

                 PROXY FOR 2002 ANNUAL MEETING OF SHAREHOLDERS

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of SONUS NETWORKS, INC., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated March 28, 2002, and hereby appoints Hassan M. Ahmed, Stephen J. Nill and Melinda J. Brown, and each of them, jointly and severally, as proxies and attorneys-in-fact, with full power of substitution, on behalf and in name of the undersigned, to represent the undersigned at the 2002 Annual Meeting of Shareholders of Sonus Networks, Inc. to be held on Thursday, May 2, 2002 at 9:00 a.m., local time, at The Westford Regency, 219 Littleton Road, Westford, Massachusetts and at any adjournment or adjournments thereof, and to vote all shares of common stock which the undersigned would be entitled to vote, if personally present, on the matters set forth on the reverse side and, in accordance with their discretion, on any other business that may come before the meeting, and revokes all proxies previously given by the undersigned with respect to the shares covered hereby.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

(IMPORTANT -- PLEASE SIGN AND DATE THIS PROXY ON THE REVERSE SIDE OF THIS CARD)

                              SONUS NETWORKS, INC.

    /X/       PLEASE MARK YOUR
              VOTE AS IN THIS
              EXAMPLE.

1. ELECTION OF DIRECTORS.             Nominees: (01) Hassan M. Ahmed
                                   (02) Paul J. Severino

     FOR ALL NOMINEES              AGAINST ALL NOMINEES
 (except as marked below)
           /  /                            /  /

(Instructions: To withhold authority to vote for any            /  /
indicated nominee, write the number(s) of the
Nominee(s) in the box provided to the right.)

MARK HERE IF YOU PLAN TO ATTEND THE MEETING                     /  /

MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW                     /  /

Signature                                          Date
               ---------------------------------         ------------------
Signature                                          Date
               ---------------------------------         ------------------
Please sign exactly as your name(s) appear(s) hereon. All holders must sign. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.